Exhibit 5.1

Gibson, Dunn & Crutcher LLP
333 S. Grand Avenue
Los Angeles, CA 90071
Tel: (213).229-7000
www.gibsondunn.com
December 12, 2014
C 36525-00002
Green Dot Corporation
3465 E Foothill Blvd
Pasadena, CA 91107
Tel: (626) 765-2000

Re:	Green Dot Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Green Dot Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders named therein of up to 6,133,319 shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”), acquired in connection with the acquisition of SBBT Holdings, LLC, a Delaware limited liability company (“SBBT”), pursuant to the Agreement and Plan of Merger dated as of September 17, 2014 by and among the Company, Patriot Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, SBBT, Torrey Holdings, LLC, a Delaware limited liability company, solely in its capacity as the initial Holder Representative thereunder, and the persons delivering Joinder Agreements therewith (the “Merger Agreement”).
In arriving at the opinion expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Merger Agreement and such records of the Company and certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent examination the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP
Gibson, Dunn & Crutcher LLP

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